EXHIBIT 99.1

               Express Scripts Joins Leading PBMs in Forming RxHub


     ST. LOUIS, February 22, 2001--Express Scripts, Inc. (NASD: ESRX), AdvancePCS (NASD:ADVP) and Merck-Medco have signed an agreement, announced earlier today, to form RxHub LLC. Each of the founding partners will own one-third of RxHub, and each has committed to invest up to $20 million over the next five years, with approximately $6 million anticipated for 2001. Express Scripts will record its investment in the joint venture under the equity method of accounting, which requires the company's percentage interest in RxHub's results to be recorded in its Consolidated Statement of Operations. RxHub is not intended to be a profit-making entity, but it is expected to return the cost of capital to the founders. The investment in RxHub was anticipated at the time Express Scripts previously provided guidance that it could achieve earnings growth in 2001 of 25 percent to 30 percent over the $2.41 per diluted share earned in 2000, excluding non-recurring items.

     A live press conference call is scheduled today at 1:00 P.M. Eastern time. To listen, please call 1-800-834-5691. A recording of the press conference call will also be available February 22nd , beginning at 3:00 P.M., through February 28th at 8:00 P.M.. To access the recording, call 1-800-633-8284 (reservation number 18066797). More information about this joint venture may be obtained at www.RxHub.net or by calling 1-888-738-1820.

     Express Scripts,  Inc. is one of the largest  pharmacy  benefit  management
(PBM) companies in North America. Through facilities in seven states and Canada, the company serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

     Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides non-PBM services, including infusion therapy services through its Express Scripts Infusion Services subsidiary and distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.


SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
(i) risks associated with our commitments relating to the RxHub venture; (ii) risks associated with our ability to maintain internal growth rates, or to control operating or capital costs; (iii) continued pressure on margins resulting from client demands for enhanced service offerings and higher service levels; (iv) competition, including price competition, and our ability to consummate contract negotiations with prospective clients; (v) adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (vi) the possible termination of contracts with key clients or providers; (vii) the possible loss of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers; (viii) adverse results in litigation; (ix) risks associated with our leverage and debt service obligations; (x) risks associated with our ability to continue to develop new products, services and delivery channels; (xi) developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs; (xii) competition from new competitors offering services that may in whole or in part replace services that the company now provides to its customers; and (xiii) other risks described from time to time in our filings with the SEC. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.